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EXHIBIT 10.3

RESEARCH AND COLLABORATION AGREEMENT

This Research and Collaboration Agreement (“Agreement”) is effective as of March 16, 2011 (the “Effective Date”) between Cephalon, Inc., a Delaware corporation with offices located at 41 Moores Road, Frazer, Pennsylvania 19355 (“Cephalon”) and Champions Biotechnology, Inc., a Delaware corporation with offices located at 855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 (“Champions”).

WHEREAS, Cephalon has expertise in the research, development and commercialization of pharmaceutical compounds;

WHEREAS, Champions has expertise in modeling the activity or response of pharmaceuticals compounds in potential clinical indications;

WHEREAS, Cephalon and Champions wish to enter into a collaboration (the “Research Collaboration”) to analyze and assess the potential clinical utility of certain compounds owned or licensed by Cephalon.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby agreed, and intending to be legally bound, Cephalon and Champions (each a “Party,” if singular, or “Parties,” if plural), agree as follows:

ARTICLE I: DEFINITIONS

1.1    “Affiliate” means any corporation or other business entity: (i) of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interests are owned, or controlled, directly or indirectly, by a Party, or (ii) which, directly or indirectly, owns, or controls fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party; or (iii) which otherwise, directly or indirectly, controls, is controlled by, or is under common control with a Party, where, for the purposes of this Section, the word “control” means the actual power to direct or cause the direction of the management of the applicable business entity. For the avoidance of doubt, NewCo (as defined herein) is not an Affiliate of Cephalon for purposes of this Agreement.

1.2     “Biomarker” means an endogenous characteristic that is objectively measured and evaluated as an indicator of normal biological or pathogenic processes or pharmacological responses to a therapeutic intervention. For the avoidance of doubt, a Biomarker is not a synthetic chemical.

1.3    “Cephalon IP” means all existing Intellectual Property (including without limitation pending and issued patents) owned or Controlled by Cephalon or its Affiliates relating to the Compound or Product or the use of the Compound or Product, as set forth in Schedule 1.3.

1.4    “Cephalon Know-How” shall mean all know-how, trade secrets, inventions, discoveries, methods, protocols, technical information, materials (including compounds), formulae, processes, expert opinions, data, and other confidential and proprietary information, patentable or otherwise, which during the Term are: (a) known by Cephalon or its Affiliates (b) not generally known; and (c) relating to the Compound or Product and necessary or useful to Champions in the performance of the Program.

1.5    “Cephalon Program IP” means any Intellectual Property arising out of the activities of either Party under this Agreement and relating solely to Cephalon IP.

1.6    “Champions IP” means all Intellectual Property owned or Controlled by Champions or its Affiliates relating to Champions’ Biomerk Tumorgraft™ preclinical models.

1.7    “Champions Know-How” shall mean all know-how, trade secrets, inventions, discoveries, methods, protocols, technical information, materials (including compounds), formulae, processes, expert opinions, data, and other confidential and proprietary information (including Program Information), patentable or otherwise, which during the Term are: (a) known by Champions or its Affiliates; (b) not generally known; and (c) reasonably necessary or useful to Cephalon in the performance of Cephalon’s obligations under this Agreement or the research, development, manufacture, marketing, use or sale of Compounds or Products; but excluding Patents owned or Controlled by Champions.

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1.8    “Champions Program IP” means any Intellectual Property arising out of the activities of either Party under this Agreement and relating solely to Champions IP.

1.9    “Change of Control” has the meaning specified in Section 11.6.

1.10  “Commercially Reasonable Efforts” means, with respect to a Party, the exercise of such efforts and commitment of such resources by a company with substantially the same resources and expertise as such Party, with due regard to the nature of efforts and cost required for the undertaking at stake.

1.11  “Compound” means any chemical entity or small molecule compound (or a series thereof) that is provided by Cephalon for evaluation by Champions under the Program.

1.12  “Confidential Information” has the meaning specified in Article V.

1.13  “Confidentiality Agreement” has the meaning specified in Article V.

1.14  “Control” means possession by a Party of a license with the right to sublicense.

1.15  “FDA” means the U.S. Food and Drug Administration.

1.16  “First Commercial Sale” means, with respect to a Product and on a country-by-country basis, the first time that Cephalon or its Affiliates invoice a third party for the sale of a Product after all required approvals have been granted by the governing authorities of such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where the Product is supplied with or without charge shall not constitute a First Commercial Sale.

1.17  “IND” means an Investigational New Drug filing with the FDA for the first introduction of a drug into humans, or the equivalent filing in a country other than the United States.

1.18  “Information” means all information, know-how, trade secrets, inventions, discoveries, methods, protocols, technical information, materials (including compounds), formulae, processes, expert opinions, and data, including but not limited to all scientific, preclinical, compound identity, synthetic process, binding activity, gene sequence, protein sequence, clinical, regulatory, manufacturing, marketing, financial, business plans, or patent information; and other commercial information, confidential information and proprietary information, whether communicated in writing or orally or by any other method, which is provided by one Party, its Affiliates or sublicensees to the other Party in connection with this Agreement.

1.19  “Intellectual Property” means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and including invention disclosure records; United States and foreign patents, multinational statutory invention registrations, patent registrations and patent applications (including all provisionals, non-provisionals, divisions, continuations, continuations-in-part, substitutions, patents of addition), reissues, reexaminations, extensions and all rights therein provided by the United States, foreign countries and international treaties or conventions; and all improvements to the inventions disclosed in each such registration, patent or patent application; and assign patents (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registrations thereof, including without limitation, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States, and the trademark offices of other nations throughout the world, and all rights therein provided by the United States, foreign countries and international treaties or conventions (collectively, “Marks”); (iii) copyrights (registered or otherwise) in both published and non published works and registrations and applications for registration thereof, works of authorship, and all rights therein provided by the United States, foreign countries and international treatise or conventions (collectively, “Copyrights”); (iv) computer software, including, without limitation, software code (in any form including course code and executable or object code), subroutines, databases (including biological sequence databases), data collections, user interfaces, URLs, internet domain names, web sites, operating systems and specifications, documentation and other materials related thereto; (v) trade secrets and confidential, technical and business information (including inventions whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (vi) whether or not confidential, technology (including knowhow, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial marketing and business data, pricing and cost information; (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium; (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (ix) all rights to defend and enforce any of the foregoing.

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1.20  “JDT” means the Joint Development Team described in Section 2.5.

1.21  “Joint Program IP” means any Intellectual Property arising out of the activities of the Parties under the Program, including without limitation, Intellectual Property relating to Biomarkers, but excluding Cephalon Program IP and Champions Program IP.

1.22   “Net Revenues” means the gross amount of consideration in any form (including, without limitation, cash, royalties, milestones, lump sum payments, notes, stock or other equity securities) received by Cephalon or its Affiliates, directly or indirectly, from a third party for or on account of any sublicenses or other rights granted by Cephalon to such third party with respect to a Product, excluding the following:

(a)         payments made by distributors appointed by Cephalon to distribute the Product in respect of amounts invoiced by Cephalon to such distributors for the sale by Cephalon of such Product to such distributors to the extent that Cephalon pays royalties to Champions for Net Sales of such Product pursuant to Section 6.2;

(b)           payments received by Cephalon or an Affiliate for performance of research and development by either Cephalon or such Affiliate to the extent that such payments cover the actual cost of the research and development work;

(c)         payments made to either Cephalon or an Affiliate to the extent they cover the actual costs of conducting clinical testing and other activities in connection with obtaining regulatory approval for a Product; and

(d)         reimbursed expenses of either Cephalon or an Affiliate.

1.23  “Net Sales” means, without duplication, the aggregate amount invoiced on account of sales of a Product by (i) Cephalon or (ii) any of its Affiliates to a third party (but not including sales between or among Cephalon and its Affiliates where a Product is intended for resale) minus the following reductions relating to such sales:

(a)    trade, quantity and cash discounts or rebates, which are not already reflected in the amount invoiced;

(b)    any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods, returns and withdrawal, recall or relabeling of a Product;

(c)    credits, volume rebates, charge-back and prime vendor rebates, reimbursements or similar payments granted or given to, or related administrative, processing or other fees charged to, wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced;

(d)    any tax (including sales tax and value added taxes (but only to the extent not refunded in accordance with applicable Requirements of Law), but excluding any tax on income), tariff, customs duty, excise or other duty or other governmental charge levied on the manufacture, sale, transportation or delivery of a Product and remitted to the applicable taxing authority;

(e)    payments or rebates paid in connection with sales of a Product to any Governmental Body in respect of any state or federal Medicare, Medicaid or similar programs, or other managed care programs, which are not already reflected in the amount invoiced;

(f)    freight, postage, handling, shipping, insurance or other transportation costs charged to the customer whether invoiced separately or included within the selling price; and

(g)   amounts allocated for bad debt determined by U.S. generally accepted accounting principles consistently applied.

For purposes of this definition of Net Sales, a Product shall be considered “sold” and “reductions” allowed when so recorded in Cephalon’s or its Affiliates (as the case may be) consolidated and consolidating financial statements prepared in accordance with U.S. generally accepted accounting principles.

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1.24   “Patents” has the meaning specified in Section 1.19 (Intellectual Property).

1.25   “Phase 2 Study” means a human clinical trial in accordance with the requirements of 21 CFR 312.21(b) or its foreign equivalent outside the United States.

1.26   “Phase 3 Study” means a human clinical trial in accordance with the requirements of 21 CFR 312.21(c) or its foreign equivalent outside the United States.

1.27   “Product” means a preparation containing a Verified Compound having at least one indication for which Success has been predicted by Champions under the Program.

1.28   “Program” means the conduct by Champions, on a Compound-by-Compound basis, of a panel of low passage Tumorgraft studies to determine the activity or response of a Compound in potential clinical indications.

1.29   “Program Information” means all data, Information and materials, generated or arising from the work of Champions under the Program (including by Champions’ employees, agents, subcontractors, or consultants), including, without limitation, Program Reports, documentation, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae, and algorithms, in hard copy form or in electronic form.

1.30   “Program Report” has the meaning specified in Section 2.6(c).

1.31   “Research Plan” has the meaning specified in Section 2.2.

1.32   “Significant Activity” means any of the following in relation to a Verified Compound or Product:

(a) significant research activity related to a Verified Compound or Product or related to biological processes that a Verified Compound or Product would or could affect, including, but not limited to, animal studies;

(b) active preclinical work required for a planned clinical trial, including toxicology or pharmacokinetic work;

(c) active planning of a clinical trial (or in the event of issues arising with a regulatory agency in relation to a clinical trial, active negotiation with the regulatory agency and/or replanning of the clinical trial);

(d) actively seeking to obtain the necessary IND or IRB/ethics committee or other approvals to carry out a clinical trial;

(e) active enrollment of patients into, or participation of patients in, a clinical trial, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

(f) active monitoring, analysis or reporting on the data arising from a clinical trial where relevant in accordance with the protocol in order to determine if the primary end point has been met;

(g) manufacture or formulation of a Verified Compound or Product for use in a clinical trial, including active process development work in support of planned manufacture; and

(h) preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission.

1.33   “Success” means, with respect to a Compound, that such Compound has met the endpoint criteria specified in the Research Plan applicable to such Compound.

1.34   “Term” means the period from the Effective Date until such date when this Agreement is terminated pursuant to Article IX.

1.35   “Territory” means all of the countries in the world, and their territories and possessions.

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1.36   “Verified Compound” means a Compound having an indication for which Success has been predicted by Champions under the Program, as determined by the JDT.

1.37   “NDA” shall mean a New Drug Application filed with the FDA to obtain marketing approval for a Product in the United States.

1.38   “Phase 1 Study” means a human clinical trial in accordance with the requirements of 21 CFR 312.21(a) or its foreign equivalent outside the United States.

ARTICLE II : PROGRAM

2.1	Activities of the Parties.

(1)          General: Each Party shall cooperate with the other Party as is necessary for the conduct of the Program by Champions, with the objective of identifying and predicting Success with respect to each Compound. The Parties shall execute a separate Research Plan for each Compound to be evaluated under the Program, in accordance with Section 2.2.

(2)        Activities of Champions. Champions shall

a.           use Commercially Reasonable Efforts to properly and diligently perform its activities pursuant to this Agreement including allocating personnel with sufficient skills and experience together with sufficient equipment and facilities, to carry out its obligations under this Agreement and to accomplish the objectives of the Program;

b.           conduct the Program in good scientific manner consistent with professional research standards, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of current good laboratory practices;

c.           carry out only the activity specifically described in the Research Plan applicable to the Compound;

d.           provide Cephalon with all feedback in a timely manner on the progress of its efforts under the Program on a Compound-by-Compound basis; and

e.           at Cephalon’s request from time to time, use Commercially Reasonable Efforts to assist and advise Cephalon regarding preclinical and translational development, regulatory and CMC requirements, clinical trial design and clinical development aspects of Cephalon’s Product development programs on a Product-by-Product basis.

(3)           Activities of Cephalon. Cephalon shall select the Compounds to be evaluated under the Program in its sole discretion and, subject to Section 3.1, shall provide Champions the Compound specified in the applicable Research Plan and any applicable Cephalon Know-How associated therewith for primary human tumor xenograft testing.

2.2 Research Plan. Prior to the conduct of the Program with respect to a Compound, the Parties shall execute a research plan for such Compound, the general form of which is attached hereto as Schedule 2.2 and made a part hereof (the “Research Plan”). The Research Plan shall specify the details of the Program to be conducted by Champions for the Compound, including without limitation, the timing of the studies to be conducted, the deliverables to be provided by Champions and the endpoint criteria for the Compound. Champions shall not conduct any studies or undertake any activity with the Compound except as expressly provided in the Research Plan. In the event of any conflict between the terms of a Research Plan and this Agreement, the terms of this Agreement shall control unless otherwise expressly set forth in the Research Plan.

2.3 License Grant to Champions for the Program. Cephalon hereby grants Champions for the duration of the Term a non-exclusive license, or sublicense (as applicable), under Cephalon IP and Cephalon Know-How for each Compound for the sole purpose of enabling Champions to conduct the Program, subject to Section 3.1. With the prior written consent of Cephalon, the foregoing license may be sublicensed to Champions Affiliates or third party sublicensees.

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2.4  Exchange of Information. During the Term, Champions shall use Commercially Reasonable Efforts to promptly disclose to Cephalon in writing on an ongoing basis all Champions Know-How that Champions reasonably determines is necessary for Cephalon’s performance of its obligations under this Agreement. Cephalon shall use Commercially Reasonable Efforts to promptly disclose to Champions in writing all Cephalon Know-How that Cephalon reasonably determines is necessary for Champions’ performance of its Program responsibilities. Cephalon and Champions agree that as to any employees, agents, or independent contractors of Cephalon and Champions presently in their employ or who are hired or retained by Cephalon or Champions to perform, manage performance of, or participate in the research done pursuant to this Agreement, Cephalon and Champions will ensure that such employees, agents, consultants, or independent contractors will promptly disclose and assign to the Party engaging them any and all rights, title and interest in inventions, developments, or improvements (whether patentable or not) generated or arising from the activities under this Agreement.

2.5 Joint Development Team.

(a) For purposes of managing the Program and the on-going business relationship between the Parties, the Parties shall establish a Joint Development Team (“JDT”), which shall consist of six (6) members, with each Party having the right to designate three (3) such JDT members. Each Party shall appoint its respective representatives to the JDT from time to time, and may substitute any of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Cephalon’s representatives may be officers, employees or agents of NewCo or a Cephalon Designee (each as defined below). Each representative shall have appropriate technical credentials, experience and knowledge and shall maintain ongoing familiarity with the Program. The JDT members shall meet on a quarterly basis, either in person or by videoconference or teleconference as the Parties reasonably deem necessary to carry out the functions described in Section 2.5(c). Each Party shall be responsible for its own expenses with respect to participation in JDT meetings.

(b) Each Party is entitled, subject to advance notice to the other Party and no reasonable objection by the other Party, to invite additional representatives or consultants to attend JDT meetings, subject to compliance by such representatives with the confidentiality safeguards of Article V and the exchange of information requirements set forth in Section 2.4.

(c) The JDT shall perform solely the following functions:

(i) develop and agree on the detailed terms of a Research Plan for each Compound;

(ii) monitor and assess the progress of the Program and the Program’s research results on a Compound-by-Compound basis;

(iii) determine in good faith whether a Compound shall be designated a Verified Compound;

(iv) at Cephalon’s request from time to time, review and discuss preclinical and translational development, regulatory and CMC requirements, clinical trial design and clinical development aspects of Cephalon’s Product development programs on a Product-by-Product basis; and

(v) oversee the exchange of Information between the Parties.

(d) Regardless of the number of individual members of the JDT that may attend any given meeting, each Party shall be entitled to cast one vote on all matters to be determined by the JDT, and all decisions of the JDT shall be by unanimous consent. If the JDT cannot or does not, after good faith efforts, reach agreement on a matter, then upon request of either Party, the disputed matter shall be referred to a senior member of each Party’s executive management, who shall promptly meet and endeavor to reach an agreement in a timely manner. If such individuals cannot reach agreement as to such matter, then either Party may initiate a claim for resolution in court, subject to Section 11.10.

(e) Cephalon shall provide a quarterly written report to the JDT detailing the development status of all Verified Compounds.

2.6 Records and Reports.

(a) Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and FDA (or other analogous government entity in the Territory) purposes and so as to properly reflect all work done and results achieved in the performance of this Agreement (including all data in substantially the form required under any applicable governmental regulations). In addition, each Party shall keep or cause to be kept written laboratory notebooks, pre-clinical records (including CMC, toxicology, ADME, pharmacology, and other), regulatory filings and other records and reports of the progress of its activities in the Program in sufficient detail and in good scientific manner for all other purposes, reflecting all work done on a Compound and the results achieved thereunder by such Party. Such records shall be maintained throughout the Term and thereafter for at least five (5) years, or such longer term as required by applicable laws, rules and regulations. Such records shall include applicable books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, samples of materials and other graphic or written data generated in connection with the Program and each Party’s activities pursuant to this Agreement, including any data required to be maintained pursuant to applicable governmental regulations. During the Term and thereafter, each Party shall respond to reasonable requests from the other for information based on such records.

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(b) Cephalon shall have the right, during normal business hours and upon reasonable notice to inspect and copy all of the records of Champions, as referenced in Section 2.6(a). Cephalon shall maintain such records and the information disclosed therein in confidence in accordance with Article V.

(c) Upon Cephalon’s request, and subject to the applicable Research Plan, Champions shall prepare and submit reports summarizing the Program Information and work performed under the Program for each Compound, including without limitation experimental results and raw data (each such report, a “Program Report”). In addition, promptly following completion of the Program for each Compound, Champions shall send a final Program Report to Cephalon. Cephalon, its Affiliates, subsidiaries, collaborators, consultants and agents acting for the benefit or on behalf of Cephalon shall be entitled to use Program Information for any and all uses.

2.7 Additional Assistance by Champions.

Upon completion of a Research Plan with respect to a Compound, Champions may, in its discretion, conduct additional studies under the Program for such Compound as Cephalon may request. Cephalon shall reimburse Champions for its reasonable fees, costs and expenses incurred in connection therewith. All such additional work shall be described in an additional Research Plan signed by the Parties.

ARTICLE III: COMPOUNDS; DEVELOPMENT

3.1 Supply and Use of Compounds.

(a) Cephalon shall supply Champions, at no charge to Champions, such necessary quantity of the Compound identified in the Research Plan. Cephalon will provide Champions any pertinent available information with respect to the Compound, including chemical composition, purity, toxicity, and any precautions that need to be followed in the handling, storing, and shipping of the Compound. Cephalon or its Affiliates shall retain all rights and title in and to the Compound, subject to the limited right of use granted to Champions under Section 2.3. In addition, the use of the Compound will be subject to the following provisions:

(i) The Compound may be made available for investigational use in laboratory animals and/or in vitro studies if specified in the Research Plan, but shall not be used in humans or directly or indirectly for any commercial purpose.

(ii) Champions will not transfer or distribute the Compound to any third party without the prior written permission of Cephalon. Champions shall take all reasonable precautions to prevent the destruction, theft or loss of the Compound.

(iii) Champions shall return any unused Compound to Cephalon immediately following completion of the Program with respect to such Compound.

(iv) The Compound shall not be derivatized, or cause to be derivatized; nor shall the Compound be analyzed, or cause to be analyzed for structure.

(v) CHAMPIONS ACKNOWLEDGES THAT: THE COMPOUNDS ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS; CHAMPIONS IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIALS; AND CHAMPIONS SHALL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING CHEMICALS OR BIOLOGICAL SUBSTANCES WITH UNKNOWN HAZARDS.

(b) Champions acknowledges that it shall be a material breach of this Agreement to use or modify the Compound for any purpose other than in performance of the Program under a Research Plan. In no event shall Champions use a Compound or Product to perform studies or other work, including without limitation, benchmarking data against a compound or pharmaceutical product of a third party, whether or not blinded, without Cephalon’s prior written consent. The provisions of this Section 3.1(b) shall survive the expiration or sooner termination of this Agreement.

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ARTICLE IV: INTELLECTUAL PROPERTY; DEVELOPMENT; LICENSES; EXCLUSIVITY

4.1 Ownership of Intellectual Property.

(a) Champions shall retain all right, title and interest in and to any and all Champions IP. Cephalon shall retain all right, title and interest in and to any and all Cephalon IP.

(b) Champions Program IP shall be owned solely by Champions. Cephalon Program IP shall be owned solely by Cephalon. Each Party shall ensure that all individuals working on Champions Program IP or Cephalon Program IP have assigned to such Party their individual rights to such Champions Program IP or Cephalon Program IP, respectively. Cephalon shall execute any documents reasonably necessary to assign to Champions Cephalon’s full interest in Champions Program IP. Champions shall execute any documents reasonably necessary to assign to Cephalon Champions’ full interest in Cephalon Program IP.

(c) Joint Program IP and Program Information shall be owned jointly by Cephalon and Champions. Each Party shall promptly disclose in writing to the other Party all Joint Program IP and provide to the other Party all information known to such Party reasonably relating thereto.

(d) The provisions of this Section 4.1 shall survive the expiration or sooner termination of this Agreement.

4.2 Licenses.

(a)       Subject to the obligations in Section 4.3 (except (i) as provided in Section 4.2(b), (ii)[*] and (iii) upon Cephalon’s exercise of the Option under Section 6.6), Champions hereby grants Cephalon a worldwide exclusive license, with the right to assign or sublicense, to Champions’ interest in any and all Joint Program IP and Program Information to allow Cephalon to develop, market, promote, make, use, sell and import Compounds or Products or for any other purpose. Champions shall sign all necessary documents or take such other actions as Cephalon may reasonably request in order to perfect and enforce any and all of Cephalon’s license rights in such Joint Program IP and Program Information.

(b)        Sublicenses and Assignment. The terms of this Section 4.2(b) shall apply only with regard to a Verified Compound for which Cephalon does not exercise the Option set forth in Section 6.6.

(i) Champions hereby acknowledges and agrees that Cephalon may enter into one or more contractual arrangements with NewCo (collectively, the “NewCo Transactions”) pursuant to which, among other things, (I) Cephalon may transfer, license or assign certain rights relating to the one or more Verified Compounds to NewCo (or its designee) to enable the conduct by or on behalf of NewCo of one or more proof of concept clinical studies using such Verified Compounds (the “Studies”); and, (II) for a specified period of time in connection with such Studies, Cephalon may either (x) pay NewCo for all rights and obligations relating to the Verified Compound, including without limitation Cephalon’s rights and obligations with respect thereto under this Agreement, or (y) sublicense or assign to NewCo (or its designee) all of Cephalon’s rights and obligations relating to the Verified Compound, including without limitation Cephalon’s rights and obligations with respect thereto under this Agreement (the “NewCo Sublicense”). In the event Cephalon does not exercise its option to obtain all rights and obligations relating to the applicable Verified Compound as contemplated under sub-clause (II)(x) in the preceding sentence (the “NewCo Option”), Cephalon shall notify Champions within five (5) business days thereof (the “Option Decision Notice”), and NewCo shall provide Champions information about the status of the development of the applicable Verified Compound and, subject to Champions’ agreement to any confidentiality obligations, the relevant results and data generated from the applicable Studies. For purposes hereof, “NewCo” means a legal entity, the outstanding equity interests of which are owned by Cephalon (or its Affiliate) and one or more third party investors.

(ii) Cephalon shall ensure that if Cephalon does not exercise the NewCo Option, then Champions shall have a right to submit an offer to NewCo regarding the acquisition by Champions of all rights to the applicable Verified Compound, or other mutually acceptable business relationship, on terms reasonably acceptable to NewCo in good faith and consistent with pharmaceutical industry standards for small molecule programs at such stage of development, taking into account NewCo’s investment and sunk cost, risk, market potential, net present value and other commonly accepted metrics. Cephalon shall ensure that the relevant agreements under the NewCo Transactions to which Cephalon is a party shall obligate NewCo to review and respond in good faith to an offer provided by Champions consistent this Section 4.2(b)(ii).

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(iii) Champions acknowledges and agrees that in the event Cephalon does not exercise the NewCo Option, then (I) the terms of Sections 2.5(e), 4.3, 6.1, 6.2, 6.3, 6.4 and 6.5 shall automatically be deemed of no further force or effect, (II) neither Cephalon or NewCo shall have any obligations to Champions under the Sections listed in subparagraph (I) hereof, (III) the licenses granted by Champions to Cephalon pursuant to Article 4 shall become fully paid-up, royalty-free, worldwide perpetual exclusive licenses, with the right to assign or sublicense, and (IV) NewCo shall have the right to further sublicense its rights and obligations under the NewCo Sublicense to third parties. For the avoidance of doubt, except as provided in the foregoing sentence, the NewCo Sublicense shall contain substantially the same provisions as this Agreement to the extent needed to enable Cephalon to comply with this Agreement.

(iv) Champions further acknowledges and agrees that Cephalon, in its sole discretion, may sublicense to one or more third parties other than NewCo (collectively, “Cephalon Designees”) any or all rights to a Verified Compound for purposes of such party developing, marketing and/or selling a Product. Cephalon shall remain responsible for the performance of a Cephalon Designee as if such performance were carried out by Cephalon itself. Any agreements entered into between Cephalon and a Cephalon Designee (a “Designee Agreement”) shall include substantially the same provisions as this Agreement to the extent needed to enable Cephalon to comply with this Agreement. Within thirty (30) days after execution thereof, Cephalon will provide Champions with either (I) a copy of each Designee Agreement (and all amendments thereof) or (II) a certification confirming that such Designee Agreement contains substantially the same provisions as this Agreement to the extent needed to enable Cephalon to comply with this Agreement. Upon termination of this Agreement, any and all existing Designee Agreements shall survive; provided that such Cephalon Designees promptly agree in writing to be bound by the terms of this Agreement.

(c)         Cephalon hereby grants Champions a worldwide, non-exclusive, non-assignable license to Cephalon’s interest in any and all Joint Program IP solely to the extent necessary for Champions to use the Champions IP and/or Champions Program IP in Champions’ ongoing business activities, subject to the terms of this Agreement.

4.3 Development and Commercialization of Products.

(a)         With respect to a Verified Compound, Cephalon shall use Commercially Reasonable Efforts to develop a Product, consistent with usual industry practice to pursue the development of other products representing a similar marketing opportunity. Cephalon shall be deemed to be in compliance with this Section 4.3(a) for a Verified Compound if Cephalon is exercising Significant Activity in relation to the Verified Compound or Product, as applicable.

(b)           In the event there has been no Significant Activity by Cephalon in relation to a Verified Compound or Product for a period of [*], then:

(i)        Champions shall have the right to give written notice to Cephalon requesting written justification for such lack of Significant Activity, and Cephalon shall provide such written justification to Champions within [*]of the date of Champions’ request and shall recommence such Significant Activity within [*]of the date of Champions’ request; and

(ii)        if Cephalon fails to provide such justification to Champions or if there has still been no Significant Activity taken by Cephalon within [*]of the date of Champions’ request, then, on notice by Champions to Cephalon, Cephalon shall be deemed to have been given notice to terminate the development and commercialization of the Verified Compound or Product in relation to which such Significant Activity has not occurred, and Cephalon shall thereafter grant Champions an exclusive license, with the right to assign or sublicense, to Cephalon’s interest in any and all Joint Program IP and Program Information related to such Verified Compound and any Cephalon IP, Cephalon Know-How and Cephalon Program IP related to such Verified Compound to allow Champions to develop, market, promote, make, use, sell and import a Product using such Verified Compound. Such license shall be subject to payment by Champions to Cephalon of the same milestone payments, sales royalties and sublicense royalties as set forth in Sections 6.1(b) and 6.2(a) below. In addition, Champions shall thereafter have the right, during normal business hours and upon reasonable notice to inspect and copy all of the records of Cephalon with respect to such Verified Compound or Product, as referenced in Section 2.6(a). Champions shall maintain such records and the information disclosed therein in confidence in accordance with Article V.

4.4 Program Exclusivity. During the Term, Champions shall not engage in any collaboration or development activities with respect to any compound or product utilizing the same targets specified in Schedule 4.4 hereto or any Research Plan. Notwithstanding the foregoing, nothing herein shall prohibit Champions from (a) carrying out fee for service research activities with respect to any third-party compounds or products, or (b) providing development, collaboration and commercialization services with respect to any third-party compounds or products (excluding any compound or product utilizing the same targets specified in Schedule 4.3 hereto or any Research Plan).

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4.5 Exclusion of [*]. Notwithstanding anything to the contrary in this Agreement, in no event shall the rights and obligations of either Party under Section 4.3 apply to any Verified Compound or Product resulting from or relating to the Compound identified by Cephalon as[*]” if any. [*]

ARTICLE V: CONFIDENTIALITY AND PUBLICATION

5.1 Nondisclosure Obligations. All Information disclosed by one Party to the other under this Agreement (“Confidential Information”) shall be subject to the confidentiality obligations set forth in the Mutual Confidentiality Agreement dated November 16, 2009 by and between the Parties (the “Confidentiality Agreement”), regardless of (a) whether disclosed prior to or after the Effective Date and (b) the disclosure period set forth in paragraph 6 of the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall survive the expiration or sooner termination of this Agreement for a period of ten (10) years.

5.2 Permitted Disclosure of Information.

(a) Notwithstanding anything to the contrary contained in Section 5.1 or the Confidentiality Agreement, Cephalon may disclose any Confidential Information of Champions:

(i) that is required to be submitted by Cephalon to governmental authorities to facilitate the issuance of any necessary registrations or filings in connection with conducting clinical trials for the Product, or developing, manufacturing or commercializing the Product, provided that reasonable methods shall be taken to assure confidential treatment of such information; and

(ii) to Cephalon’s sublicensees, agents, consultants, Affiliates and/or other third parties to the extent necessary for the research and development, manufacturing, registration and/or marketing of a Compound or Product (or for such parties to determine their interest in performing such activities) on the condition that such third parties agree to be bound by the confidentiality obligations no less restrictive than those set forth in this Agreement.

(b) The Parties shall take all reasonable steps to eliminate the risk of disclosure of Confidential Information, including, without limitation, ensuring that only employees, agents, consultants and representatives with a need to know the Confidential Information have access thereto. The Parties acknowledge by the signing of this Agreement that such employees, agents, consultants and representatives shall be bound by substantially similar obligations of confidentiality as are established under this Article 5 and the Confidentiality Agreement.

(c) In the event that this Agreement is terminated for breach under the terms of Article 5, nothing herein shall be construed so as to preclude Cephalon from disclosing to a competent regulatory authority or to a third party under appropriate confidentiality provisions any preclinical or clinical data, or other Confidential Information, that it may deem necessary or advisable in order to support the further development or commercialization of a Compound or Product.

5.3 Publication. Cephalon and Champions each acknowledge the other’s interest in publishing results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and/or data exclusivities and in protecting business interests and trade secret information related to the Program. In the event Cephalon, its employees, agents or consultants wishes to make a publication, oral presentation or similar disclosure (including, without limitation, any such disclosures made during collegial discussions, presentations at symposia or professional meetings, in abstracts or manuscripts submitted for publication, or in patent applications) (collectively, “Publication”) regarding Champions Program IP, Cephalon shall deliver to Champions a copy of the proposed Publication in writing or via slide presentation at least sixty (60) days prior to making such Publication. In the event Champions, its employees, agents or consultants wishes to make a Publication regarding Cephalon Program IP, Joint Program IP or Program Information, Champions shall deliver to Cephalon a copy of the proposed Publication in writing or via slide presentation at least sixty (60) days prior to making such Publication. In any event, the reviewing Party shall have the right to:

(a) propose modifications to the Publication in order to protect Confidential Information, especially for reasons related to patentable, know-how, trade secret or business information; and/or

(b) request a reasonable delay in making the Publication in order to protect confidential patent, know-how, trade secret or business information. If the reviewing Party requests a delay, the publishing Party shall delay making such Publication for an additional period of a maximum of one hundred twenty (120) days to enable patent applications protecting the applicable Party’s rights in such information to be filed in accordance with Article VIII. Upon expiration of such one hundred twenty (120) day period, the publishing Party shall be free to proceed with the Publication; provided that, if the reviewing Party timely requests modifications to the Publication, the publishing Party shall edit such Publication to prevent disclosure of confidential patent, know-how, trade secret or business information prior to final submission of the Publication.

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5.4 Publicity and Press Releases. Except where and to the extent a Party reasonably determines disclosure is required under applicable governing law or regulation, no Party shall disclose the existence or terms of this Agreement (other than to its Affiliates), or make any public announcements or issue any press releases concerning this Agreement or its subject matter without the prior review of and written consent for such public announcement or press release by the other Party. Each Party will allow the other Party not less than ten (10) business days (or such lesser reasonable period of time required to meet a Party’s legal obligations pursuant to, for example, applicable securities laws and regulations) to review and comment upon any public announcements or press release.

5.5 Survival of Article V. All of the Parties’ rights and obligations under the provisions of this Article V shall survive expiration of the Program or termination of this Agreement under Article IX for a period of ten (10) years thereafter, or such longer period as any Information shall be protected under applicable trade secret laws.

ARTICLE VI: PAYMENTS; MILESTONES; ROYALTIES AND REPORTS

6.1 Up-Front Fee; Milestones.

(a) In consideration for the licenses granted hereunder and access to the Program Information, Cephalon will pay Champions an initiation fee in an amount equal to one million three hundred and ninety thousand Dollars (US $1,390,000) within thirty (30) calendar days of the Effective Date hereof.

(b) Except as otherwise provided in Section 6.2(b) and Section 6.6, Cephalon will also pay Champions the following one-time development, regulatory and commercial milestone payments within thirty (30) calendar days of the first occurrence of each milestone event for each Verified Compound:

Milestone Event	Payment (US$)

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

Cephalon shall notify Champions in writing within [*]days after the achievement of each milestone described in this Section 6.1(b) and pay Champions the appropriate milestone payment within [*] days of such notice. [*]

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6.2 Royalty Payments.

(a) Except as otherwise provided in Section 6.2(b) and Section 6.6, Cephalon shall pay Champions the following royalties, on a quarterly basis, on worldwide Net Sales of each Product:

Net Sales	Royalty Rate

If Net Sales of such Product on an aggregate basis are less than [*]	[*	]%

If Net Sales of such Product on an aggregate basis are [*]	[*	]%

Such Net Sales royalties will be payable by Cephalon to Champions on a Product-by-Product and country-by-country basis for a period from the date of the First Commercial Sale of such Product until the earlier of (i) [*]or (ii) expiration of the applicable patents set forth in Schedule 1.3. Notwithstanding the foregoing, in respect of any country where such a Product is not covered by a patent or there are no statutory data exclusivity or marketing exclusivity rights that can be enforced to prevent the entry of third party generic competition to such Product, from the date of entry of such third party generic competition into the marketplace in such country, Cephalon shall be entitled to reduce the applicable Net Sales royalty rate in such country by [*].

(b) In the event Cephalon grants a license or sublicense of any Verified Compound or Product to a third party (other than NewCo and its sublicensees under the NewCo Sublicense), in lieu of any future royalties and/or milestones accruing to Champions pursuant to Section 6.1(b) and Section 6.2(a), Cephalon shall pay Champions a royalty of[*], on a quarterly basis, on worldwide Net Revenue of each such Product. Such Net Revenue royalties will be payable by Cephalon to Champions on a Product-by-Product and country-by-country basis for a period from the date on which Cephalon first receives Net Revenue from its licensee or third party with respect to such Product until the earlier of: (i) [*]from the date of Cephalon’s first receipt of such Net Revenue; or (ii) if Cephalon had made a First Commercial Sale of such Product, the earlier of (x) [*] from the date of such First Commercial Sale or (y) expiration of the applicable patents set forth in Schedule 1.3. Notwithstanding the foregoing, in respect of any country where such a Product is not covered by a patent or there are no statutory data exclusivity or marketing exclusivity rights that can be enforced to prevent the entry of third party generic competition to such Product, from the date of entry of such third party generic competition into the marketplace in such country, Cephalon shall be entitled to reduce the applicable Net Revenue royalty rate in such country by [*]. For clarity, the NewCo Sublicense shall preserve Champions’ right to receive any future royalties or milestones accruing to Champions pursuant to Section 6.1(b) and Section 6.2(a), subject to Section 6.6.

6.3 Reports; Payment of Royalty. Following the First Commercial Sale of a Product, or the date Cephalon first receives Net Revenue with respect to a Product, as applicable, and during the Term, Cephalon shall furnish to Champions a quarterly written report for the calendar quarter showing the Net Sales or Net Revenue of all Products subject to royalty payments by Cephalon, during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [*] day following the close of each calendar quarter. Royalties that have accrued in a particular quarter shall be due and payable on the date such royalty report is due. Cephalon shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

6.4 Audits.

(a) Upon the written request of Champions and not more than once in each calendar year, Cephalon shall permit an independent certified public accounting firm of nationally recognized standing selected by Champions and reasonably acceptable to Cephalon, at Champions’ expense, to have access during normal business hours to such of the records of Cephalon as may be reasonably necessary to verify the accuracy of any amounts payable to Champions hereunder for any calendar year ending not more than [*]months prior to the date of such request. The accounting firm shall disclose to Champions only the details called for in Section 6.3 and whether the amounts paid are correct or incorrect and the specific amount of any discrepancies. No other information shall be provided to Champions.

(b) If such accounting firm identifies a discrepancy during such period, the appropriate Party shall make payment to correct such discrepancy within [*] days of the date Champions delivers to Cephalon such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Champions; provided, that Cephalon shall be responsible for such fees if the accounting firm’s report identifies a discrepancy of [*] or more of the correct amount that should have been paid.

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(c) Cephalon shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Cephalon, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Champions’ independent accountant to the same extent required of Cephalon under this Agreement.

(d) Champions and the independent certified public accounting firm shall treat all information subject to review under this Section under any sublicense agreement in accordance with the confidentiality and non-use provisions of Article V of this Agreement.

6.5 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article VI, Cephalon shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article VI. Cephalon shall submit appropriate proof of payment of the withholding taxes to Champions within a reasonable period of time.

6.6 Option to Pay One-Time Fee. Notwithstanding anything to the contrary herein, unless otherwise expressly stated in a Research Plan, Cephalon shall have the option (the “Option”) on a Verified Compound-by-Verified Compound basis to make a one-time payment to Champions in lieu of any future royalties and/or milestones that would otherwise accrue to Champions pursuant to Section 6.1(b) and Section 6.2(a) for such Verified Compound, subject to this Section 6.6. Cephalon may exercise the Option by providing Champions written notice at any time during the period commencing on the Effective Date and ending on the date that is [*] from the date the JDT designates a Compound as a Verified Compound. In the event Cephalon exercises the Option with regard to a Verified Compound, Cephalon shall pay Champions the one-time fee identified in the Research Plan applicable to such Verified Compound within [*] of the date Cephalon exercises the Option. Upon such payment by Cephalon to Champions with regard to a Verified Compound, (a) the licenses granted by Champions to Cephalon pursuant to Article 4 shall be, and hereby are, deemed to be fully paid-up, royalty-free, worldwide perpetual exclusive licenses, with the right to assign or sublicense, with respect to such Verified Compound; and (b) each Party shall have no further rights or obligations to the other Party under this Agreement with regard to such Verified Compound other than those rights and obligations identified in Section 9.3 as surviving the termination or expiration of this Agreement.

ARTICLE VII : REPRESENTATIONS AND WARRANTIES

7.1 Champions Representations and Warranties. Champions represents and warrants to Cephalon that as of the Effective Date:

(a) the Champions IP and Champions Know-How exist and to the best of Champions’ knowledge are not invalid or unenforceable, in whole or in part;

(b) it has the full corporate right, power and authority to enter into this Agreement, to perform the Program and to grant the licenses granted hereunder;

(c) it is the sole and exclusive owner of the Champions IP and Champions Know-How;

(e) there are no claims, judgments or settlements against or owed by Champions or pending or threatened claims or litigation relating to the Champions IP or Champions Know-How; and

(f) to Champions’ knowledge, neither (i) the exercise of the licenses granted to Cephalon under the Champions IP and Champions Know-How under Article IV, nor (ii) the participation in the Program of the Champions personnel or JDT members or Champions’ obligations with respect to the Program, infringe on any confidentiality rights or intellectual property rights owned or possessed by any third party.

EXCEPT AS SET FORTH ABOVE IN THIS SECTION 7.1, CHAMPIONS MAKES NO REPRESENTATIONS OR WARRANTIES AND CHAMPIONS SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

7.2 Cephalon Representations and Warranties. Cephalon represents and warrants to Champions that as of the Effective Date:

(a) the Cephalon Know-How and Cephalon IP exist and to the best of Cephalon’s knowledge are not invalid or unenforceable, in whole or in part;

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(b) it has the full corporate right, power and authority to enter into this Agreement, to perform the Program and to grant the licenses and sublicenses granted hereunder;

(c) to Cephalon’s knowledge, neither (i) the exercise of the licenses or sublicenses granted to Champions under the Cephalon IP and Cephalon Know-How under Section 2.3, nor (ii) the participation in the Program of the Cephalon members of the JDT infringe on any confidentiality rights or intellectual property rights owned or possessed by any third party;

(d) it is the sole and exclusive owner or valid licensee of the Cephalon Know-How and Cephalon IP; and

(g) there are no claims, judgments or settlements against or owed by Cephalon or pending or threatened claims or litigation relating to the Cephalon IP or Cephalon Know-How.

EXCEPT AS SET FORTH ABOVE IN THIS SECTION 7.2, CEPHALON MAKES NO REPRESENTATIONS OR WARRANTIES AND CEPHALON SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VIII : PATENT MATTERS

8.1 Filing, Prosecution and Maintenance of Patents.

(a) Cephalon shall at its own expense and as it determines in its sole discretion appropriate to prepare, file, prosecute and maintain in the Territory, Patents relating to Cephalon IP and Cephalon Program IP (collectively, “Cephalon Patents”), and upon appropriate consultation with Champions, Patents relating to Joint Program IP (collectively, “Program Patents”).

(b) Champions shall at its own expense and as it determines appropriate to prepare, file, prosecute and maintain in the Territory, Patents relating to Champions IP and Champions Program IP (collectively, “Champions Patents”).

(c) Each Party shall be responsible for its internal and external costs and expenses, including patent office fees and fees of the private law firm or agents used to prepare, file, prosecute and maintain Patents. For clarity, if any Patent(s) are assigned to a Party hereunder, the assignee Party shall be responsible for all ongoing costs and expenses relating to such Patent(s) as of the date of assignment.

(d) With respect to all Program Patents filed in accordance with this Article VIII, Cephalon shall give Champions an opportunity to review the text of the application and an opportunity to request amendments to the text of the application prior to filing. With respect to all Program Patents filed in accordance with this Article VIII, upon written request by Champions, Cephalon shall supply Champions with a copy of the application as filed, together with notice of its filing date and serial number.

(e) With respect to all Program Patents filed in accordance with this Article VIII, Cephalon shall keep Champions advised of the status of the actual and prospective Patent filings. Cephalon shall take any comments or requests of Champions related to the filing, prosecution and maintenance of such Patents into good faith consideration so long as such comments or requests are provided in writing and received by Cephalon reasonably prior to the time at which Cephalon expects to take action with respect to any such Patent.

(f) With respect to each Patent filed in accordance with this Article VIII, each Party shall reasonably cooperate and shall cause its employees to reasonably cooperate, upon request, in promptly executing any and all patent applications, or other instruments necessary or useful by either or both Parties in connection with the application, in the filing, prosecution, or maintenance of such Patents in the Territory.

8.2 Option to Prosecute and Maintain Patents.

(a) During the Term and for as long as a Party has any rights in a Program Patent pursuant to Section 8.1, Cephalon shall give timely notice to Champions of any decision not to file patent applications for Program Patents pursuant to Section 8.1 or to abandon its rights in the prosecution and or maintenance of any Program Patents pursuant to Section 8.1 on a country-by-country basis in the Territory and, in such case, shall permit Champions, at its sole discretion and expense, to elect to assume responsibility for filing or continuing prosecution or maintenance of the patent applications and/or Program Patents to be abandoned.

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(b) If Champions elects to continue prosecution or maintenance, or to file in any country in the Territory based on Cephalon’s election not to file pursuant to Section 8.2(a), Cephalon shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Program Patents to Champions in a timely manner.

8.3 Interference, Opposition, Reexamination and Reissue.

(a) Each Party, within ten (10) days of learning of such event, shall inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Program Patents. Cephalon shall be the lead Party on such Program Patents. Cephalon and Champions thereafter shall consult and reasonably cooperate to determine a course of action with respect to any such proceedings. Champions shall have the right to review and consult with Cephalon regarding any submission to be made in connection with such proceeding.

(b) In connection with any such interference, opposition, reissue, or reexamination proceeding, Cephalon and Champions will reasonably cooperate and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement; however, no settlement may be entered into by either Party without written consent of the other Party if such settlement would materially affect the other Party’s interests.

(c) Each Party shall bear its own expenses for any such interference, opposition, reexamination, or reissue proceeding.

8.4 Enforcement and Defense.

(a) If either Party learns of (i) any infringement of Champions Patents, Cephalon Patents or Program Patents, or (ii) any misappropriation or misuse of Champions Know-How or Cephalon Know-How, such Party shall promptly notify the other Party of all relevant facts and circumstances pertaining to such infringement, misappropriation or misuse. Cephalon and Champions thereafter shall consult and reasonably cooperate to determine a course of action including, without limitation, the commencement of legal action by either or both of Cephalon and Champions, to terminate any infringement of such Patent rights or any misappropriation or misuse of Champions Know-How or Cephalon Know-How. However, Champions, upon notice to Cephalon, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Champions (and, if appropriate, Cephalon), or to control the defense of any declaratory judgment action relating to Champions Patents or Champions Know-How. Champions promptly shall inform Cephalon if it elects not to exercise such first right; if such infringement or misuse materially adversely affects Cephalon’s interests under this Agreement, Cephalon thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Cephalon and, if necessary, Champions. Each Party shall be entitled to be represented by counsel of its own choice. Cephalon shall have the first right to initiate and prosecute such legal actions for Cephalon Patents and Program Patents at its own expense. Each Party will reasonably cooperate with each other Party and will provide each other with any information or assistance that either reasonably requests.

(b) If Champions elects not to initiate and prosecute an action as provided in Section 8.4(a), and Cephalon elects to do so, the cost of any agreed upon course of action to terminate infringement of Patents or misappropriation or misuse of Know-How, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by Cephalon and Champions on a pro rata basis taking into consideration the relative economic losses suffered by each Party. Such pro rata basis shall be determined by the Parties through good faith negotiations at the initiation of the action.

(c) For any action to terminate any infringement of Patents or any misappropriation or misuse of Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, Cephalon and Champions will reasonably cooperate and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(d) For any action under Section 8.4(a)-(c) for which the Parties are sharing expenses, the Party that is contributing the greatest monetary amount shall control the action, but shall continue to consult with the other Party on all major strategy decisions. If the Parties are contributing equally, Cephalon shall control the action.

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8.5 Defense and Settlement of Third Party Claims. If a third party asserts that a patent, trademark or other intellectual property owned by it is infringed by the manufacture, use or sale of any Compound or Product in the Territory, Cephalon will be solely responsible for defending against and resolving any such assertion at its cost and expense. During the period in which such litigation is pending, Cephalon shall have the right to deduct such litigation expenses from the amount of any milestones that become payable to Champions during such period for, or royalties due Champions on Net Sales of, the Compound or Product charged to infringe up to an amount which is the lesser of [*] of the applicable amounts payable to Champions regarding the allegedly infringing Compound or Product charged to infringe or[*]s. If, as a result of judgment in the litigation or settlement with the third party, Cephalon is required to pay royalties or other moneys to such third party, Cephalon may thereafter deduct from the amount of milestones payable or royalties due Champions on Net Sales of the Product charged to infringe, an amount which is the lesser of [*] of all sums actually paid by Cephalon to such third party or[*] of all amounts otherwise payable to Champions regarding such Product calculated using an average royalty rate. Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of such deduction under this Section 8.5 exceed[*] of the amounts otherwise due to Champions if such third party assertion had not been made.

ARTICLE IX : TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and shall continue in effect on a Compound-by-Compound basis until the earlier of (i) the expiration of the royalty obligations under this Agreement, if any, applicable to a Verified Compound or (ii) Cephalon’s exercise of the Option applicable to a Verified Compound in accordance with Section 6.6; unless earlier terminated under Section 9.2. Upon expiration of this Agreement as set forth in the foregoing sentence, the licenses granted by Champions to Cephalon pursuant to Article 4 shall become fully paid-up, royalty-free, worldwide perpetual exclusive licenses, with the right to assign or sublicense.

9.2 Termination.

9.2.1 Termination for Cause. This Agreement may be terminated with respect to a Compound by written notice at any time by either Party if the other Party is in breach of its material obligations under this Agreement regarding such Compound and has not cured such breach (to the extent capable of being cured) within [*] after receipt of a letter requesting such cure; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the [*] cure period shall be extended until such time as the dispute is resolved pursuant to Section 11.12.

9.2.2 Effect of Termination for Cause. If Champions terminates this Agreement under Section 9.2.1 with respect to a Compound (subject to resolution of any good faith dispute with respect to such termination pursuant to Section 11.12), Cephalon’s licenses pursuant to Article 4 shall terminate as of such termination date with respect to such Compound. If Cephalon terminates this Agreement under Section 9.2.1 with respect to a Compound (subject to resolution of any good faith dispute with respect to such termination pursuant to Section 11.12), Champions’ licenses pursuant to this Agreement shall terminate as of such termination date with respect to such Compound, and Cephalon’s licenses pursuant to Article 4 shall become fully paid-up, royalty-free, worldwide perpetual exclusive licenses, with the right to assign or sublicense, with respect to such Compound.

9.2.3 Termination due to Insolvency or Bankruptcy. In the event of insolvency or bankruptcy of either Party or appointment of a trustee or receiver for either Party, it shall immediately notify the other Party to that effect. In any event, the Party so notified shall have the right to terminate this Agreement at any time.

9.3 Effect of Expiration or Termination. Expiration of the Term under Section 9.1 or termination of this Agreement under Section 9.2 shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including the obligation, if applicable, to pay milestones or royalties for Product(s) sold prior to such termination or that are due under this Agreement after such termination. All of Sections 2.6, 3.1(b), 4.1, 4.2(a) (except if Champions terminates this Agreement under Section 9.2.1), 4.5, 6.6 and 9.3, the last sentence of each of Sections 2.4, 9.1 and 9.2.2 and all of Articles I, V, VIII, X and XI shall survive the termination or expiration of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination.

ARTICLE X: INDEMNIFICATION; LIABILITY; INSURANCE

10.1 Champions Indemnities. Cephalon shall indemnify and hold Champions, its Affiliates, and the officers, directors and employees of each of them (the “Champions Indemnities”) harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorney’s fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any covenant, representation or warranty of Cephalon contained in this Agreement; (ii) the manufacture, use, marketing, promotion, sale or distribution by Cephalon (or any Affiliate, assignee or sublicensee thereof) of any Products; or (iii) the negligence or willful misconduct of Cephalon. Notwithstanding anything to the contrary herein, Cephalon shall have no obligation to so indemnify the Champions Indemnities to the extent that such losses, liabilities, obligations, claims, fees or expenses are subject to Champions’ indemnification obligations pursuant to Section 10.2.

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10.2 Cephalon Indemnities. Champions shall indemnify and hold Cephalon, its Affiliates, and the officers, directors and employees of each of them (the “Cephalon Indemnities”) harmless from any and all liability, loss, damages, costs or expenses (including reasonable attorney’s fees) stemming from third party claims or actions (or the threat thereof) that are based upon (i) the breach of any covenant, representation or warranty of Champions contained in this Agreement; (ii) claims that the Champions Know-How or the use of the Champions Know-How by Cephalon infringes the intellectual property rights of a third party; or (iii) the negligence or willful misconduct of Champions. Notwithstanding anything to the contrary herein, Champions shall have no obligation to so indemnify the Cephalon Indemnities to the extent that such losses, liabilities, obligations, claims, fees or expenses are subject to Cephalon’s indemnification obligations pursuant to Section 10.1.

10.3 Indemnification Procedures. In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party. The Party being indemnified shall reasonably cooperate with the indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the indemnifying Party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability, except that indemnifying Party shall have no obligation to provide indemnity with respect to any amounts paid in settlement of any claims if such settlement is effected without the prior written consent of the indemnifying Party.

10.4 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY OF SUCH OTHER PARTY’S LOST PROFITS, CONSEQUENTIAL DAMAGES, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE XI: ADDITIONAL TERMS

11.1 No Payments to Healthcare Providers.

(a) In connection with the Program, Champions represents that it will not provide any payment, meal, gift, reimbursement of expenses, or any other thing of value (hereinafter “Payments”) to a Healthcare Provider on behalf of Cephalon. For the purposes hereof, “Healthcare Provider” means any individual who is licensed to prescribe prescription medication or who can otherwise treat or assist in the treatment of patients, including but not limited to, physicians, physician assistants, nurse practitioners, nurses, pharmacists, pharmacy directors, counselors, social workers, medical directors for health plans, health plan administrators, office staff, medical residents, medical students, interns, fellows, as well as institutions affiliated with such individuals, including but not limited to hospitals, clinics, pharmacies and health plans.

(b) Champions acknowledges that Cephalon conducts its relationships with Healthcare Providers in compliance with applicable laws and regulations (including, without limitation, the U.S. Anti-Kickback Statute, 42 U.S.C. §1320a-7(b)), and the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”) promulgated by the Pharmaceutical Research and Manufacturers of America. Champions shall conduct its relationships with Healthcare Providers, if any, in accordance with all applicable laws and the PhRMA Code.

(c) Champions shall not engage the services of Healthcare Providers in connection with this Agreement.

11.2 Compliance with Laws. Cephalon and Champions shall comply with all applicable federal, state and local laws and regulations in performance of their respective obligations pursuant to this Agreement, including, without limitation and as applicable, laws and regulations related to promotion of pharmaceutical products, fraud and abuse, insider trading, privacy, discrimination, confidentiality, false claims, and prohibition of kickbacks. Without limiting the generality of the foregoing:

(a) Champions and Cephalon shall comply with all applicable federal, state and local laws and regulations relating to the privacy of patient health information, including, but not limited to, the Standards for Individually Identifiable Health Information, 42 C.F.R. §§160 and 164 (the “HIPAA Privacy Regulation”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996;

(b) Champions acknowledges that Cephalon is subject to legal and regulatory restrictions concerning the dissemination, distribution or use of materials related to pharmaceutical products. Accordingly, Champions shall not disseminate, distribute or use any materials prepared in the course of the Program without the prior express, written permission of Cephalon.

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(c) Champions acknowledges that Cephalon is required to comply fully and promptly with all regulatory safety reporting requirements regarding its products. In accordance with Cephalon policies and procedures, Champions agrees that if directly arising out of the Program it receives information relating to adverse events (AE), product complaints (PC), and/or other Cephalon product-related safety information (e.g. special safety topics as communicated to Champions through separate correspondence), Champions will promptly notify Cephalon as follows: all AE and PC information received by Champions must be reported by Champions within one business day by telephone to Cephalon Medical Program (800-896-5855) or by email (usmedinfo@cephalon.com). If AE/PC information is received by Champions on a non-business day or after regular business hours of a business day, then Champions must transmit the information by the end of the next business day. However, if more than 3 non-business days occur in a row, it is the responsibility of Champions to transmit the information by the end of day three. Notwithstanding the foregoing, the time period, criteria and method for reporting AE/PC information, including any special safety topics, may be modified by Cephalon in separate correspondence. Champions will ensure that the personnel assigned to perform the Program are sufficiently trained to comply with the requirements of this paragraph. If Cephalon determines that Champions personnel require additional training, then Cephalon will provide training to Champions personnel to enable Champions personnel to comply with the requirements of this paragraph. Champions agrees to follow the direction given in such training.

(d) Champions acknowledges that during the performance of this Agreement it may come into possession of certain material information about Cephalon or its Affiliates that has not yet been disclosed to the public. Champions agrees to comply with the rules and regulations of the United States Securities and Exchange Commission, including those relating to insider trading in connection with such material, non-public, information about Cephalon or its Affiliates.

11.3 Protection of Personal Data. In performing the Program, Champions will not: (a) knowingly receive from Cephalon any information that identifies or describes a natural person from the European Union (“EU Personal Data”); or (b) collect, use, transfer, alter disclose or otherwise process EU Personal Data on behalf of Cephalon. If Champions receives EU Personal Data by accident or otherwise, Champions will promptly deliver all copies of such data to Cephalon but will not otherwise process the data.

11.4 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, floods, mudslides, earthquakes, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical. If a force majeure event exists for a period of not less than six (6) months, then either Party shall have the right to terminate this Agreement upon written notice to the other.

11.5 Excused Performance. The obligation of Cephalon with respect to any Compound or Product under this Agreement is expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product. The obligation of Cephalon, if any, to develop or market any Compound or Product shall be delayed or suspended so long as in Cephalon’s opinion any such condition or event exists. All judgments as to safety and efficacy shall be made by Cephalon in its sole discretion.

11.6 Change of Control. In the event of a Change of Control of Champions prior to the Initiation of a Phase 3 study for a Product being developed by Cephalon, this Agreement shall terminate unless Cephalon has provided written consent thereto, said consent not to be unreasonably withheld. For this purpose, “Change of Control” means the occurrence of any one of the following: (a) the acquisition by any entity of the securities or ownership interests of Champions so that such entity holds or controls fifty percent (50%) or more of the securities or ownership interests of Champions then outstanding or otherwise acquires the power to elect or appoint more than fifty percent (50%) of the members of the Board of Directors of Champions, or (b) the merger or similar combination between Champions and any other parties or group of parties after which fifty percent (50%) or more of the voting stock of the surviving corporation is held or controlled by an entity or entities other than Champions, or (c) any merger or similar combination in which Champions is not the surviving corporation, or (d) the sale of all or substantially all of Champions’ assets or business.

11.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon each Party and its successors and permitted assigns. Neither Party shall, directly or indirectly, assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, Cephalon, in its sole discretion, may assign this Agreement on a Compound-by-Compound basis to an Affiliate or NewCo. Any attempted or purported assignment in violation of this Section 11.6 shall be void.

[Text marked with an [*] has been omitted and filed separately with the Securities and Exchange Commission.]

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11.8 Severability. If one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such case use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.9 Use of Names. Neither Party may use the names of the other Party or those of its Affiliates, sublicensees, employees, agents or consultants or any of their trademarks, names, or symbols without the prior written consent of the other Party.

11.10 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Champions:
at the address set out for Champions on page 1,
Attn:
Facsimile No.:
with copy to:	Legal Representation:
Facsimile No:

if to Cephalon:	Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
USA
Attn: Executive Vice President, R&D
Facsimile No:

with copy to:	General Counsel
Facsimile No:

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally recognized overnight courier and on the third business day following the date of mailing if sent by mail.

11.11 Applicable Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and the patent laws of the United States, without reference to any rules of conflict of laws that would require the application of the laws of a different jurisdiction. Any claims or litigation commenced hereunder must be commenced in and jurisdiction and venue shall be had in the United States District Court for the Southern District of New York.

11.12 Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement.

11.13 Entire Agreement. This Agreement and the Confidentiality Agreements contain the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made specifically relating to the subject matter hereof, including without limitation the Letter Agreement, are expressly superseded. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

11.14 Headings. The captions to the Articles, Sections and Subsections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the Articles, Sections and Subsections.

11.15 Independent Contractors. Champions and Cephalon shall be independent contractors and the relationship between them shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

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11.16 Waiver. The waiver by a Party of any right under this Agreement or of the other Party’s failure to perform or breach shall not be a waiver of any other right, failure or breach whether of a similar nature or otherwise.

11.17 Counterparts. This Agreement may be executed in two or more counterparts and exchanged via PDF or facsimile, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.18 No Other Licenses. Only the licenses granted under the express terms of this Agreement shall be of any legal force or effect. No other license grants shall be created by implication, estoppel or otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of its Effective Date.

CEPHALON, INC.		CHAMPIONS BIOTECHNOLOGY, INC.

By:	/s/	By:	/s/
Name:	Jeffry L. Vaught, Ph.D.	Name:
Title:	Executive Vice President, R&D	Title:

Date:		Date:

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Schedule 1.3

List of Patents (Compound-by-Compound)

[*]

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Schedule 2.2

Research Plan for [*]

Project Overview:

Champions will conduct a panel of low passage Tumorgraft™ studies to determine the activity of [*]followed by bioinformatic analyses to determine signatures of response and clinical paths for this compound. An overview of the approach is delineated below:

[*]

Proposal to Evaluate [*] in Biomerk Tumorgrafts™:

Champions will conduct a panel of low passage Tumorgraft™ 28-day tumor growth inhibition studies to determine the activity of [*]followed by bioinformatic analyses to determine signatures of response and clinical paths for these compounds. Champions’ strengths and expertise with the predictive nature of the Biomerk Tumorgrafts™ models integrated with Champions’ experienced oncology drug development team will enable thorough pre-clinical evaluations that can be incorporated into clinical hypotheses. The results from the proposed studies will provide recommendations for Phase II/III indications, patient populations and potential companion diagnostics that can be advanced to further development and clinical translation.

[*]

Fee for exercising Option described in Section 6.6:

[*]

[Text marked with an [*] has been omitted and filed separately with the Securities and Exchange Commission.]

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Research Plan for [*]

Project Overview:

Champions will conduct a panel of low passage Tumorgraft™ studies to determine the activity of [*] followed by bioinformatic analyses to determine signatures of response and clinical paths for this compound. An overview of the approach is delineated below:

[*]

[*]

Proposal to Evaluate[*] in Biomerk Tumorgrafts™:

Champions will conduct a panel of low passage Tumorgraft™ 28-day tumor growth inhibition studies to determine the activity of [*]followed by bioinformatic analyses to determine signatures of response and clinical paths for these compounds. Champions’ strengths and expertise with the predictive nature of the Biomerk Tumorgrafts™ models integrated with Champions’ experienced oncology drug development team will enable thorough pre-clinical evaluations that can be incorporated into clinical hypotheses. The results from the proposed studies will provide recommendations for Phase II/III indications, patient populations and potential companion diagnostics that can be advanced to further development and clinical translation.

[*]

[*]

Fee for exercising Option described in Section 6.6:

[*]

[Text marked with an [*] has been omitted and filed separately with the Securities and Exchange Commission.]

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Schedule 4.4

Target Activities

[*]

[Text marked with an [*] has been omitted and filed separately with the Securities and Exchange Commission.]

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